EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

AK Steel Says Butler (PA) Electric Furnace Was Damaged in Incident
No Injuries In Molten Steel Spill on July 1, 2011

WEST CHESTER, OH, July 5, 2011—AK Steel Corporation (NYSE:AKS) said today that the #5 electric arc furnace (EAF) at its Butler (PA) Works sustained some damage July 1, 2011 when molten steel inside the furnace breached the furnace shell causing damage to the furnace and some of its components.  Steel production at the plant resumed Saturday, July 2, 2011 utilizing other electric furnaces at the plant which were not impacted by the #5 EAF incident.
The company said that it does not expect any adverse impact to customer shipments resulting from the incident.  The company said it was continuing to investigate the root cause of the incident while crews begin to make repairs to the furnace and its auxiliary equipment.  At this time, company officials have neither an estimate of the cost nor date for completion of the repairs, which will not impact ongoing operations at the plant.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com. AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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